Exhibit 99(k)(2)
FORM OF EXPENSE SUPPORT AND
CONDITIONAL REIMBURSEMENT AGREEMENT

This Expense Support and Conditional Reimbursement Agreement (the “Agreement”) is made this [•] day of [•], by and among CAREY CREDIT INCOME FUND 2017 T, a Delaware statutory trust (the “Company”), and Carey Credit Advisors, LLC (“W. P. Carey”) and Guggenheim Partners Investment Management, LLC (“Guggenheim” and, together with W. P. Carey, the “Advisors”).
WHEREAS, the Company is a newly organized, non-diversified, closed-end management investment company that has elected to be regulated as a business development company (a “BDC”) under the Investment Company Act of 1940, as amended (the “ Investment Company Act”);
WHEREAS, the Company plans to invest substantially all of its assets in Carey Credit Income Fund (the “Master Fund”), an externally managed, non-diversified, closed-end management investment company that has elected to be regulated as a BDC under the Investment Company Act;
WHEREAS, W. P. Carey is the Master Fund’s investment advisor and Guggenheim is the Master Fund’s sub-investment advisor; and
WHEREAS, the Company and the Advisors have determined that it is appropriate and in the best interests of the Company to ensure that no portion of distributions made to the Company’s shareholders will be paid from offering proceeds or borrowings of the Company.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.                                       Advisors' Expense Payments to the Company
(a)                                  On a monthly basis, each of the Advisors shall reimburse the Company for 50% of Operating Expenses (as defined in Section 2(c)) in an amount equal to the difference between the Company’s cumulative distributions paid to the Company’s shareholders in each month less cumulative Available Operating Funds (defined below) recognized by the Company during such month.  Any payments required to be made by Advisors pursuant to the preceding sentence shall be referred to herein as an “Expense Payment".
(b)                                  The Advisors' obligation to make an Expense Payment shall automatically become a liability of the Advisors and the right to such Expense Payment shall be an asset of the Company on the last business day of the applicable month. The Expense Payment for any month shall be paid by the Advisors to the Company in any combination of cash or other immediately available funds, and/or offset against amounts due from the Company to the Advisors within seven (7) business days of written notice of the Expense Payment amount from the Company to the Advisors. Each Advisor's obligation to make an Expense Payment is not an obligation of the other Advisor.
(c)                                   For purposes of this Agreement, “Available Operating Funds” means the sum of (i) the Company’s estimated investment company taxable income (including net short-term capital gains reduced by net long-term capital losses) and (ii) the Company’s net capital gains (including the excess of net long-term capital gains over net short-term capital losses).
2.                                       Reimbursement of Expense Payments by the Company
(a)                                  Following any month in which cumulative Available Operating Funds exceed the cumulative distributions paid by the Company in respect of such month (the amount of such excess being hereinafter referred to as “Excess Operating Funds”), the Company shall pay such Excess Operating Funds, or a portion thereof, in accordance with Sections 2(b), 2(c) and 2(d), as applicable, to the Advisors until such time as all Expense Payments made by Advisors to the Company within three years prior to the last business day of such month have been reimbursed.  Any payments required to be made by the Company pursuant to this Section 2(a) shall be referred to herein as a “Reimbursement Payment".
(b)                                  Subject to Sections 2(c) and 2(d), as applicable, the amount of the Reimbursement Payment for any month shall equal the lesser of (i) the Excess Operating Funds in respect of such month and (ii) the aggregate amount of all Expense Payments made by the Advisors to the Company within three years prior to the last business day of such month that have not been previously reimbursed by the Company to the Advisors.

(c)                                   Notwithstanding anything to the contrary in this Agreement, the amount of the Reimbursement Payment for any month shall be reduced to the extent that such Reimbursement Payment, together with all other Reimbursement Payments paid during such fiscal year, would cause Other Operating Expenses (as defined below) (on an annualized basis and net of any Expense Payments received by the Company during such fiscal year) to exceed the lesser of (i) 1.75% of the Company’s average net assets attributable to the Company’s common shares of beneficial interest for the fiscal year-to-date period after taking such Expense Payments into account and (ii) the percentage of the Company’s average net assets attributable to the Company’s common shares of beneficial interest represented by Other Operating Expenses during the fiscal year in which such Expense Payment was made (provided, however, that this clause (ii) shall not apply to any Reimbursement Payment which relates to an Expense Payment made during the same fiscal year).  For purposes of this Agreement, “Other Operating Expenses ” means the Company’s total Operating Expenses (as defined below); excluding base management fees; incentive fees; organization and offering expenses; distribution and shareholder servicing fees; financing fees and costs; interest expense; federal, state and local taxes; federal excise taxes; brokerage commissions; and extraordinary expenses.  “Operating Expenses” means all of the Company's operating costs and expenses incurred, as determined in accordance with generally accepted accounting principles for investment companies. The calculation of average net assets shall be consistent with such periodic calculations of average net assets in the Company’s financial statements.
(d)                                  Notwithstanding anything to the contrary in this Agreement, no Reimbursement Payment for any month shall be made if the Effective Rate of Distributions Per Share declared by the Company at the time of such Reimbursement Payment is less than the Effective Rate of Distributions Per Share at the time the Expense Payment was made to which such Reimbursement Payment relates. For purposes of the Agreement, “Effective Rate of Distributions Per Share” means the annualized rate of regular cash distributions per share disregarding 1) return of capital, if any, otherwise included in the distribution rate and 2) distribution rate reduction, if any, due to the occurrence of distribution and shareholder services fees.
(e)                                   The Company’s obligation to make a Reimbursement Payment shall automatically become a liability of the Company and the right to such Reimbursement Payment shall be an asset of the Advisors on the last business day of the applicable month. The Reimbursement Payment for any month shall be paid by the Company to the Advisors in any combination of cash or other immediately available funds as promptly as possible following such month. Any Reimbursement Payment shall be deemed to have reimbursed the Advisors for Expense Payments in chronological order beginning with the oldest Expense Payment eligible for reimbursement under this Section 2. The Company’s Audit Committee shall review the basis and determination of Reimbursement Payments on a quarterly basis.
3.                                       Termination and Survival
(a)                                  This Agreement shall become effective as of the date first written above.
(b)                                  This Agreement may be terminated at any time, without the payment of any penalty, by the Company or the Advisors at any time, with or without notice.
(c)                                   This Agreement shall automatically terminate in the event of (i) the termination by the Master Fund of the Investment Advisory Agreement, dated February 27, 2015, between the Master Fund and W. P. Carey or (ii) the board of trustees of the Company makes a determination to dissolve or liquidate the Company.
(d)                                  Sections 3 and 4 of this Agreement shall survive any termination of this Agreement.  Notwithstanding anything to the contrary, Section 2 of this Agreement shall survive any termination of this Agreement with respect to any Reimbursement Payments that have not been reimbursed by the Company to the Advisors.
4.                                       Miscellaneous
(a)                                  The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.
(b)                                  This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

(c)                                   Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of New York. For so long as the Company is regulated as a business development company under the Investment Company Act, this Agreement shall also be construed in accordance with the applicable provisions of the Investment Company Act. In such case, to the extent the applicable laws of the State of New York or any of the provisions herein conflict with the provisions of the Investment Company Act, the latter shall control. Further, nothing in this Agreement shall be deemed to require the Company to take any action contrary to the Company’s Amended and Restated Declaration of Trust or Amended and Restated Bylaws, as each may be amended or restated, or to relieve or deprive the board of trustees of the Company of its responsibility for and control of the conduct of the affairs of the Company.
(d)                                  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.
(e)                                   The Company shall not assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the Advisors.
(f)                                    This Agreement may be amended in writing by mutual consent of the parties. This Agreement may be executed by the parties on any number of counterparts, delivery of which may occur by facsimile or as an attachment to an electronic communication, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

CAREY CREDIT INCOME FUND 2017 T

By:
Name:
Title:

CAREY CREDIT ADVISORS, LLC

By:
Name:
Title:

GUGGENHEIM PARTNERS INVESTMENT MANAGEMENT, LLC

By:
Name:
Title:

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